UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 1, 2008

CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/2, LP

 (Exact name of Registrant as specified in its charter)

Delaware	0-11723	94-2883067
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01

Completion of Acquisition or Disposition of Assets.

Consolidated Capital Institutional Properties/2, LP, a Delaware limited partnership (the “Registrant”), owns a 100% interest in CCIP/2 Canyon Crest, L.L.C., a Delaware limited liability company (the “Company”).  As previously disclosed, after April 30, 2008, the assets of the Company are allocated solely to the holders of the Series B Units in the Registrant for all purposes.  The Company owns Canyon Crest Apartments (“Canyon Crest”), a 90-unit apartment complex located in Littleton, Colorado.  On August 1, 2008, the Company sold Canyon Crest to third parties, Bellaire Holdings, LLC, a Colorado limited liability company, and FW Madison Marketing Group LLC, a Colorado limited liability company (collectively, the “Purchaser”), for a total sales price of $4,100,000. The Registrant continues to own and operate three other investment properties, all of which are allocated solely to the holders of the Series A Units in the Registrant for all purposes.

In accordance with the Amended and Restated Limited Partnership Agreement of the Registrant, the Registrant’s general partner is currently evaluating the cash requirements of the Registrant to determine what portion of the proceeds will be available to distribute to the Registrant’s Series B Unit holders.

Item 9.01

Financial Statements and Exhibits

(b)

Pro forma financial information.

The following unaudited pro forma balance sheet and statements of operations reflect the operations of the Registrant as if Canyon Crest had been sold on January 1, 2007.

The pro forma financial statements do not project the Registrant’s results of operations at any future date or for any future period. This pro forma information should be read in conjunction with the Registrant’s 2008 Quarterly Report on Form 10-Q for the period ended March 31, 2008 and the Registrant’s 2007 Annual Report on Form 10-KSB.

PRO FORMA BALANCE SHEET

(in thousands)

March 31, 2008

All other assets	$ 1,639
Investment properties, net	43,958
Total Assets	$ 45,597

All other liabilities	$ 2,509
Mortgage notes payable	35,721
Partners’ capital	7,367
Total Liabilities and Partners’ Capital	$ 45,597

PRO FORMA STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

	Three Months Ended	Year Ended
	March 31, 2008	December 31, 2007

Total revenues	$2,011	$8,180
Total expenses	2,381	9,541

Net loss	$ (370)	$(1,361)

Net loss per limited partnership unit	$(0.40)	$ (1.48)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/2, LP

By: ConCap Equities, Inc.
General Partner

By: /s/Stephen B. Waters
Stephen B. Waters
Vice President

Date: August 7, 2008